Exhibits 14.5

Global Sources Properties Limited 22nd Floor Vita Tower 29 Wong Chuk Hang Road Aberdeen Hong Kong	Freddie Ling E: fling@savills.com.hk DL: (852) 2842 4297 F: (852) 2530 0756 23/F Two Exchange Square Central, Hong Kong EA LICENCE: C-023750 T: (852) 2801 6100 Savills.com

25 April 2013
Our Ref:       GV/2013/VPS/0007/FL/JT/TF/cl
HK/2013/VPS/9329/AL/fc

Dear Sirs

RE:	1)
THE WHOLE OF 26TH FLOOR OF PACIFIC LINK TOWER, THE WHOLE OF 26TH FLOOR OF TOWER B AND CAR PARKING SPACES NOS. P105, P107, P109, P110, P126 AND P127 ON 1ST FLOOR, SOUTHMARK, 11 YIP HING STREET, WONG CHUK HANG, HONG KONG

	2)	THE WHOLE OF 46TH FLOOR OF EXCELLENCE TIMES SQUARE, INTERSECTION OF FUHUA THIRD ROAD AND YITIAN ROAD, FUTIAN DISTRICT, SHENZHEN, THE PEOPLE’S REPUBLIC OF CHINA
	3)	THE WHOLE OF 33RD, 34TH, 35TH AND 36TH FLOORS OF INTERNATIONAL CHAMBER OF COMMERCIAL TOWER, INTERSECTION OF FUHUA THIRD ROAD AND YITIAN ROAD, FUTIAN DISTRICT, SHENZHEN, THE PEOPLE’S REPUBLIC OF CHINA
	4)	THE WHOLE OF 48TH, 49TH AND 50TH FLOORS OF INTERNATIONAL CHAMBER OF COMMERCIAL TOWER, INTERSECTION OF FUHUA THIRD ROAD AND YITIAN ROAD, FUTIAN DISTRICT, SHENZHEN, THE PEROPLE’S REPUBLIC OF CHINA
5)
THE WHOLE OF 25TH TO 28TH FLOORS (ACTUAL FLOOR: 21ST TO 24TH FLOORS) AND CAR PARKING SPACES NOS. B2-9, B2-10, B2-11, B2-12 AND B2-15, CITY POINT, NO. 666 WEST HUAIHAI ROAD, SHANGHAI, THE PEOPLE’S REPUBLIC OF CHINA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-104426, 333-59058 and 333-138474), Form F-3/A (no. 333-114411) and Form F-3 (No. 333-154960 and 333-177577) of Global Sources Ltd. of our valuation of properties as at 31 December 2012 and our name which appears in the Global Sources Ltd’s Annual Report on Form 20-F filed with the Securities and Exchange Commission for the year ended 31 December 2012.

Yours faithfully
For and on behalf of
Savills Valuation and Professional Services Limited

Freddie Ling
MRICS MHKIS RPS(GP)
Senior Director